10f-3 REPORT

                        MUNICIPAL HIGH INCOME FUND INC.


                    April 1, 2004 through September 30, 2004

                     Trade
% of
Issuer               Date     Selling Dealer        Amount
Price     Issue(1)

NYC Muni Water       7/21/2004     Siebert Branford     $1,000,000
$98.854   3.33% A
Finance Authority                  Shank and Co.
Water & Sewer Revenue
5.000% due 6/15/2039




(1) Represents purchases by all affiliated mutual funds; may not exceed 25% of the principal amount of the offering.

A - Includes purchases of $4,000,000 by other affiliated mutual funds and discretionary accounts.